EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
by and between
MARANI BRANDS, INC.
a Nevada corporation,
and
FFBI MERGER SUB CORP.
a California corporation,
on the one hand
and
MARGRIT ENTERPRISES INTERNATIONAL, INC.
a California corporation,
on the other hand

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of April 4, 2008 (the "Effective Date"), by and among Marani Brands, Inc. (f/k/a Fit For Business International, Inc.), a Nevada corporation ("Marani"), and FFBI Merger Sub Corp., a corporation newly formed under the laws of the State of California and a wholly owned subsidiary of Marani (the "Merger Sub"), on the one hand, and Margrit Enterprises International, Inc., a California corporation ("MEI"), on the other hand. Each of Marani, Merger Sub, and MEI shall be referred to herein as a "Party" and collectively as the "Parties."

W I T N E S S E T H

WHEREAS, Marani and MEI have determined that a business combination between them is advisable and in the best interests of their respective companies and stockholders, and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits;

WHEREAS, Marani has proposed to acquire MEI pursuant to a merger transaction whereby, pursuant to the terms and subject to the conditions of this Agreement, MEI shall become a wholly owned subsidiary of Marani through the merger of Merger Sub with and into MEI (the "Merger");

WHEREAS, in the Merger all issued and outstanding shares of capital stock of MEI held by the stockholders of MEI (the "MEI Stockholders") shall be cancelled and converted into the right to receive 100,000,000 shares of common stock of Marani, $0.001 par value per share (the "Merger Shares"); and

WHEREAS, the Parties desire and intend that the transactions contemplated by this Agreement will be a tax free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of these premises and respective mutual agreements, covenants, representations and warranties herein contained, and other good and valuable consideration, the legal adequacy of which is hereby acknowledged, it is agreed between the Parties hereto as follows:

ARTICLE I
THE MERGER

1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code, at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into MEI with MEI being the surviving corporation (the "Merger") and all MEI Shares (as hereinafter defined) shall be cancelled and converted into the right to receive the Merger Shares. In connection therewith, the following terms shall apply:

(a)           Exchange Agent. The Lebrecht Group, APLC, counsel to MEI, shall act as the exchange agent (the "Exchange Agent") for the purpose of exchanging MEI Shares (as hereinafter defined) for the Merger Shares. At or prior to the Closing, Marani shall deliver to the Exchange Agent the Merger Shares.

(b)Conversion of Securities.

(i) Conversion of MEI Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Marani, MEI or the Merger Sub, or the holders of any of their respective securities:

(A) Each of the issued and outstanding shares of common stock of MEI (the "MEI Shares") immediately prior to the Effective Time shall be automatically converted into and represent the right to receive, and shall be exchangeable for, that number of shares of common stock of Marani as shall be determined by dividing 100,000,000 by the number of then issued and outstanding MEI Shares (the "MEI Conversion Rates"). The number of Merger Shares each MEI Stockholder is eligible to receive is set forth on Exhibit A. The Merger Shares will be issued based on the representations and warranties contained in each MEI Stockholder's Letter of Transmittal (as hereinafter defined) and shall only be issued to an MEI Stockholder who executes and delivers such MEI Stockholders' Letter of Transmittal to the Exchange Agent together with the certificate for their MEI Shares, or if the certificate is not delivered, the lost certificate affidavit included with the Letter of Transmittal duly executed and attested to by the MEI Stockholder.

(B) Each holder of a certificate representing any MEI Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Shares to be issued pursuant to this Section 1.1(b)(i)(A) upon the surrender of such certificate in accordance with Section 1.7, without interest. No fractional shares may be issued; but each fractional share that would result from the Merger will be rounded to the nearest number of whole shares.

(ii)            Cancellation of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MEI, Marani, the Merger Sub, or the holders of any of their respective securities, Merger Sub will merge with and into MEI and each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be remain outstanding as shares of the Surviving Entity and held by Marani and each of the Margrit Shares shall be cancelled and converted into the right the receive the amount of Merger Shares set forth on Exhibit A. Immediately after the Merger, MEI shall be the "Surviving Entity" in the Merger. The Merger Sub shall cease to exist immediately after the Merger.

(c)           Letter of Transmittal. In order to exchange their MEI Shares for Merger Shares, each MEI Stockholder must sign a letter of transmittal, in the form attached hereto as Exhibit B (the "Letter of Transmittal"), in which each MEI Stockholder will represent and warrant that such MEI Stockholder is an accredited investor, that the issuance of the Merger Shares to the MEI Stockholders shall be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, that the Merger Shares will be restricted securities under Rule 144 of the Securities Act of 1933, as amended, and that the Merger Shares will be subject to a lock-up period as set forth therein.

1.2            Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Marani shall cause Merger Sub to, merge with and into MEI in accordance with the provisions of the California Corporations Code, the separate corporate existence of Merger Sub shall cease and MEI shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of California of a Certificate of Merger (the "Certificate of Merger") executed in accordance with the applicable provisions of the California Corporations Code (the "Effective Time"). The date on which the Effective Time occurs is referred to as the "Effective Date." Provided that this Agreement has not been terminated pursuant to Section 5.2, the Parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

1.3           Effect of the Merger. The Merger shall have the effect set forth in Section 6014 of the California Corporations Code. As set forth in that certain Agreement of Merger to be filed with the California Secretary of State by and between MEI and Merger Sub, and without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, properties, rights, privileges, powers and franchises of MEI and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of MEI and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Pursuant to the Merger:

(a) The Certificate of Incorporation and Bylaws of MEI as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Entity immediately following the Merger.

(b) The directors and officers of MEI immediately prior to the Merger shall be the directors and officers of the Surviving Entity subsequent to the Merger.

1.5            Issuance of Additional Securities. As additional consideration for the Merger, Marani and MEI have agreed that Marani shall issue the following simultaneous with the Merger: (i) 42,594,616 shares of Marani common stock to Purrell Partners, LLC (the "Purrell Shares"), or its designated assigns (together the "Purrell Group"), and (ii) a warrant to purchase Ten Million (10,000,000) shares of Marani common stock at an exercise price of $0.10 per share, in the form attached hereto asExhibit C, to the Purrell Group (the "Purrell Warrant" and together with the Merger Shares, and the Purrell Shares, the "Marani Securities").

The Merger Shares issued to non-executive officers of MEI will be subject to a lock-up period as set forth in the Letters of Transmittal. The Merger Shares issued to each of the MEI executive officers (indicated with an asterisk on Exhibit A) will be subject to a separate Officer's Lock-Up Agreement to be entered into between Marani and those MEI Stockholders in the form attached hereto as Exhibit D (the "Officer's Lock-Up Agreement").

The Purrell Shares issued to the Purrell Group will be subject to a lock-up period as set forth in that certain Lock-Up Agreement by and between Marani and the Purrell Group and its designated assigns, dated as of the Closing Date, a copy of which is attached hereto as Exhibit E (the "Purrell Lock-Up Agreement").

The address to be used for the notice provisions under the Officer's Lock-Up Agreements and the Purrell Lock-Up Agreement are listed on Schedule 1.5, attached hereto.

1.6          Acknowledgment of Additional Securities Issuances. Marani and MEI acknowledge that, pursuant to previous investment agreements, after the Closing, and upon the submission of a proper conversion notice, Marani is obligated to issue the following: i) Fifteen Million One Hundred Twenty Thousand Shares (15,120,000) shares of Marani common stock to certain investors (the "Investors"), and in certain amounts, as listed on Exhibit F (the "Investor Shares"); (ii) warrants to purchase Fifteen Million One Hundred Twenty Thousand Shares (15,120,000) shares of Marani common stock at an exercise price of $0.35 per share, in form attached hereto as Exhibit G, to the Investors, in the amounts listed on Exhibit F (the "Investor Warrants").

1.7           Restrictions on Resale.

(a)      The Marani Securities. The Marani Securities will not be registered under the Securities Act, or the securities laws of any state, and cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Marani receives an opinion of counsel for the stockholders, reasonably satisfactory to counsel for Marani, that an exemption from the registration requirements of the Securities Act is available.

The certificates representing the Marani Securities shall contain a legend substantially as follows:

"THE SECURITIES WHICH ARE REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL A REGISTRATION STATEMENT WITH RESPECT THERETO IS DECLARED EFFECTIVE UNDER SUCH ACT, OR MARANI BRANDS, INC. RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO COUNSEL FOR MARANI BRANDS, INC. THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT IS AVAILABLE."

1.8            Exchange of Certificates.

(a) Exchange of Certificates. After the Effective Time and pursuant to a customary letter of transmittal or other instructional form provided by the Exchange Agent to the MEI Stockholders, the MEI Stockholders shall surrender all the MEI Shares to the Exchange Agent, and the MEI Stockholders shall be entitled upon such surrender to receive in exchange therefor certificates representing the proportionate number of Merger Shares into which the MEI Shares theretofore represented by the stock transfer forms so surrendered shall have been exchanged pursuant to this Agreement. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented MEI Shares shall be deemed for all corporate purposes, subject to the further provisions of this Article I, to evidence the ownership of the number of whole Merger Shares for which such MEI Shares have been so exchanged. No dividend payable to holders of Merger Shares of record as of any date subsequent to the Effective Time shall be paid to the owner of any certificate which, prior to the Effective Time, represented MEI Shares, until such certificate or certificates representing all the relevant MEI Shares, together with a stock transfer form, are surrendered as provided in this Article I or pursuant to letters of transmittal or other instructions with respect to lost certificates provided by the Exchange Agent.

(b) Full Satisfaction of Rights. All Merger Shares for which the MEI Shares shall have been exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights pertaining to the MEI Shares.

(c) Exchange of Certificates. All certificates representing MEI Shares converted into the right to receive Merger Shares pursuant to this Article I shall be furnished to Marani subsequent to delivery thereof to the Exchange Agent pursuant to this Agreement.

(d) Closing of Transfer Books. On the Effective Date, the stock transfer book of MEI shall be deemed to be closed and no transfer of MEI Shares shall thereafter be recorded thereon.

1.9           History of the Merger. MEI has previously provided $650,000 to Purrell Partners for the purpose of identifying an OTCBB- listed company that MEI could merge with to become listed on the OTCBB. Purrell Partners paid a portion of the $650,000 to the previous majority shareholders of Marani for control of Marani and kept the remaining portion as a consulting fee.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF MARANI

2.1           Representations and Warranties of Marani. To induce MEI to enter into this Agreement and to consummate the transactions contemplated hereby, Marani, and, where applicable, the Merger Sub, represent and warrant as of the date hereof and as of the Closing (unless specified otherwise), as follows:

2.1.1           Authority of Marani and Merger Sub; Transfer of Marani Securities. Each of Marani and the Merger Sub has the full right, power and authority to enter into this Agreement and to carry out and consummate the Merger and other transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes a legal, valid and binding obligation of Marani, and, where applicable, the Merger Sub, enforceable against Marani and the Merger Sub, as applicable, in accordance with their respective terms. Marani shall issue the Marani Securities to the MEI Shareholders, the Investors, and the Purrell Group, as set forth herein, duly issued, fully paid, non-assessable, free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands, and claims of any kind or nature whatsoever, whether direct or indirect or contingent, other than those imposed by the Securities Act of 1933, as amended.

2.1.2           Existence of Marani and Merger Sub. Marani is duly organized, validly existing, and in good standing under the laws of the State of Nevada. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is qualified to do business and is in good standing in each province, state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary. Merger Sub is duly organized, validly existing, and in good standing under the laws of the state of California. Merger Sub is a recently formed corporation and prior to the date hereof and through the Closing, Merger Sub shall not conduct any operating business, become a party to any agreements, or incur any liabilities or obligations.

2.1.3           Capitalization of Marani. As of the signing of this Agreement, the authorized capital stock of Marani is 300,000,000 shares of common stock, $0.001 par value, of which 405,384 shares are issued and outstanding. There are 10,000,000 shares of preferred stock of Marani authorized, $0.001 par value, none of which are issued or outstanding. No other shares of capital stock of any class or series of Marani are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. Other than as set forth in Schedule 2.1.3, there are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Marani which provide for the purchase, issuance or transfer of any shares of the capital stock of Marani nor are there any outstanding securities granted or issued by Marani that are convertible into any shares of the equity securities of Marani or exchangeable into any of the equity securities of Marani, and none is authorized. Marani is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Marani are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Marani's equity securities.

2.1.4           Capitalization of Merger Sub. As of the signing of this Agreement, and at Closing, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value, of which one share is issued and outstanding. There are no shares of preferred stock authorized for the Merger Sub. No other shares of capital stock of any class or series of Merger Sub are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by Merger Sub which provide for the purchase, issuance or transfer of any shares of the capital stock of Merger Sub nor are there any outstanding securities granted or issued by Merger Sub that are convertible into any shares of the equity securities of Merger Sub or exchangeable into any of the equity securities of Merger Sub, and none is authorized. Merger Sub is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in Merger Sub are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before its shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of Merger Sub's equity securities.

2.1.5           Subsidiaries. "Subsidiary" or "Subsidiaries" means all corporations, trusts, partnerships, associations, joint ventures or other Persons, as defined below, of which a corporation or any other Subsidiary of such corporation owns, directly or indirectly, not less than twenty percent (20%) of the voting securities or other equity or of which such corporation or any other Subsidiary of such corporation possesses, directly or indirectly, the power to direct or cause the direction of the management and policies, whether through ownership of voting shares, management contracts or otherwise. "Person" means any individual, corporation, limited liability company, trust, association, partnership, proprietorship, joint venture or other entity. Marani has two Subsidiaries, namely Fit For Business (Australia) Pty Limited, an entity organized under the laws of Australia ("FFB Australia"), and Merger Sub, a California corporation created in contemplation of this transaction.

2.1.6           Execution of Agreement. The execution and delivery of this Agreement by Marani and Merger Sub does not, and the consummation of the Merger and other transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default or breach under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which Marani or its Subsidiaries are a party or by which it or any of its properties are bound or otherwise subject; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of Marani or any of its Subsidiaries or upon the Merger Shares; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on Marani or any of its respective actions.

2.1.7           Taxes.

2.1.7.1                      All taxes, assessments, fees, penalties, interest and other governmental charges with respect to Marani and its business and operations, which have become due and payable on the date hereof have been paid in full or adequately reserved against by Marani and set forth in Marani's financial statements, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto; Marani or Merger Sub are not parties to any tax sharing agreement or tax indemnification with any third party;

2.1.7.2                      There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against Marani or Merger Sub, nor are there any actions, suits, proceedings, investigations or claims now pending against Marani or Merger Sub, nor are there any actions, suits, proceedings, investigations or claims threatened against Marani or Merger Sub in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against Marani or Merger Sub; and

2.1.7.3                      The consummation of the Merger and other transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against Marani or Merger Sub.

2.1.8           Disputes and Litigation. Except as set forth in Schedule 2.1.8, (a) there are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending, threatened against, or affecting Marani or Merger Sub or any of their properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect Marani or Merger Sub or any of their properties, equipment, assets, operations, or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting Marani, Merger Sub, or any of their properties, assets, operations, or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of Marani or Merger Sub, or any third party, or any such person's heirs, executors or administrators as against Marani or Merger Sub.

2.1.9           Compliance with Laws. Marani and Merger Sub have at all times been, and presently are, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, provincial, state, local, foreign and other laws, rules and regulations. Marani and Merger Sub has filed all returns, reports and other documents and furnished all information required or requested by any federal, provincial, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, provincial, state, local or foreign governmental or regulatory bodies required of Marani or Merger Sub for the conduct of their business have been obtained and are in full force and effect, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all operations and businesses presently carried on by Marani or Merger Sub.

2.1.10         Guaranties. Marani or Merger Sub have not guaranteed any dividend, obligation, indebtedness, or capital infusion of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of Marani or Merger Sub. Marani or Merger Sub are not parties to any take or pay contract or other similar arrangement.

2.1.11         Corporate Documents. Marani keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities, and such books and records are true, accurate and complete. The minute books of Marani contain records of its directors and shareholders' meetings and of actions taken by such directors and shareholders. The meetings of directors and shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same. Each of the following documents, which shall be true, complete and correct in all material respects, will be submitted at the Closing with respect to Marani and its Subsidiaries (if applicable):

(i) Certificate of Incorporation and all amendments thereto;

(ii) Bylaws and all amendments thereto;

(iii) Minutes and Consents of Shareholders;

(iv) Minutes and Consents of the board of directors;

(v) List of officers and directors;

(vi) Certificate of Good Standing from the Secretary of State of Nevada;

(vii) Current Shareholder list from the Transfer Agent;

(viii) Stock register and stock certificate records of Marani;

(ix) The material contracts of Marani listed on Schedule 2.1.11, which should be all material contracts of Marani.

2.1.12         Closing Documents. All minutes, consents or other documents pertaining to Marani to be delivered at the Closing shall be valid and in accordance with the laws of Nevada.

2.1.13         Leases. Marani has no leases.

2.1.14         Financial Statements. Marani is a reporting company under the 1934 Act and financials can be found within the SEC's EDGAR database. As of their respective dates, the financial statements of Marani and its subsidiaries included in the SEC Documents (as defined herein) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Marani and its subsidiaries as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). All Marani's financial statements contained in its reports required under the 1934 Act have been reviewed or audited, as applicable, as required under the 1934 Act. No other information provided by or on behalf of Marani to MEI which is not included in Marani's regulatory filings, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made.

2.1.15         Filings with Government Agencies. Marani is a reporting company under the 1934 Act and files annual and quarterly reports with the SEC. Marani has made all required filings with the SEC and the State of Nevada that are required (the "Regulatory Documents"). As of their respective dates, the Regulatory Documents complied in all material respects with the requirements of the 1934 Act, and all other applicable federal and state securities laws, and the rules and regulations of the SEC promulgated thereunder applicable to the Regulatory Documents, and none of the Regulatory Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. It is understood that the Merger and other transactions are being made with the understanding Marani will obtain all financial information from its subsidiaries necessary for future annual and quarterly reports with the SEC. Marani will promptly file any required filings with the SEC that might be due prior to Closing. All filings made by Marani with the SEC prior to Closing will be true and correct in all material respects.

2.1.16          Liabilities. It is understood and agreed that the Merger and other transactions is predicated on Marani not having any liabilities at Closing, and Marani will not, as of Closing, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise. There is no dispute of any kind between Marani and any third party, and no such dispute will exist at the Closing of this transaction, and Marani will be free from any and all liabilities, liens, claims and/or commitments.

2.1.17         Liabilities for Subsidiary. Under United States and Australian law, Marani has no liability, financial or otherwise, for the actions and/or inactions of FFB Australia, and Marani has not guaranteed any obligations, financial or otherwise, of FFB Australia.

2.1.18         Contracts, Leases and Assets. Marani is not a party to any contract, agreement or lease. No person holds a power of attorney from Marani or its subsidiaries. At the Closing, Marani's only asset will be its wholly-owned subsidiary, FFB Australia.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF MEI

3.1           Representations and Warranties of MEI. To induce Marani and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, MEI represents and warrants as of the date hereof and as of the Closing, as follows:

3.1.1           Authority of MEI; Transfer of MEI Shares. MEI has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement, and all of the Exhibits attached hereto, constitutes the legal, valid and binding obligation of MEI.

3.1.2           Existence of MEI. MEI is duly organized, validly existing, and in good standing under the laws of the State of California. It has all requisite power, franchises, licenses, permits and authority to own its properties and assets and to carry on its business as it has been and is being conducted. It is in good standing in each state, nation or other jurisdiction wherein the character of the business transacted by it makes such qualification necessary.

3.1.3           Capitalization of MEI. The authorized equity securities of MEI consist of 10,000,000 shares of common stock, no par value, of which 10,000,000 shares are issued and outstanding, as set forth on Exhibit A. No shares of preferred stock of MEI are authorized or outstanding. No other shares of MEI are issued and outstanding. All of the issued and outstanding shares have been duly and validly issued in accordance and compliance with all applicable laws, rules and regulations and are fully paid and nonassessable. There are no options, warrants, rights, calls, commitments, plans, contracts or other agreements of any character granted or issued by MEI which provide for the purchase, issuance or transfer of any shares of the capital stock of MEI nor are there any outstanding securities granted or issued by MEI that are convertible into any shares of the equity securities of MEI, and none is authorized. MEI is not obligated or committed to purchase, redeem or otherwise acquire any of its equity. All presently exercisable voting rights in MEI are vested exclusively in its outstanding shares of common stock, each share of which is entitled to one vote on every matter to come before it's Shareholders, and other than as may be contemplated by this Agreement, there are no voting trusts or other voting arrangements with respect to any of MEI's equity securities.

3.1.4           Subsidiaries. MEI has one Subsidiary, Golden Hawk, Ltd., a Hong Kong corporation.

3.1.5           Execution of Agreement. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not: (a) violate, conflict with, modify or cause any default under or acceleration of (or give any Party any right to declare any default or acceleration upon notice or passage of time or both), in whole or in part, any charter, article of incorporation, bylaw, mortgage, lien, deed of trust, indenture, lease, agreement, instrument, order, injunction, decree, judgment, law or any other restriction of any kind to which MEI is a party or by which it or any of its properties are bound; (b) result in the creation of any security interest, lien, encumbrance, adverse claim, proscription or restriction on any property or asset (whether real, personal, mixed, tangible or intangible), right, contract, agreement or business of MEI; (c) violate any law, rule or regulation of any federal or state regulatory agency; or (d) permit any federal or state regulatory agency to impose any restrictions or limitations of any nature on MEI or any of their respective actions.

3.1.6           Taxes.

3.1.6.1                      All taxes, assessments, fees, penalties, interest and other governmental charges with respect to MEI and its business and operations, which have become due and payable on the date hereof have been paid in full or adequately reserved against by MEI, (including without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes), and all interest and penalties thereon with respect to the periods then ended and for all periods thereto;

3.1.6.2 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any tax or deficiency against MEI, nor are there any actions, suits, proceedings, investigations or claims now pending against MEI, nor are there any actions, suits, proceedings, investigations or claims now pending against MEI in respect of any tax or assessment, or any matters under discussion with any federal, state, local or foreign authority relating to any taxes or assessments, or any claims for additional taxes or assessments asserted by any such authority, and there is no basis for the assertion of any additional taxes or assessments against MEI; and

3.1.6.3 The consummation of the transactions contemplated by this Agreement will not result in the imposition of any additional taxes on or assessments against MEI.

3.1.7           Disputes and Litigation. Except as set forth in Schedule 3.1.7, (a) there are no suits, actions, litigation, proceedings, investigations, claims, complaints, or accusations pending threatened against, or affecting MEI or any of its properties, assets or business or to which it is a party, in any court or before any arbitrator of any kind or before or by any governmental agency (including, without limitation, any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality), and there is no basis for such suit, action, litigation, proceeding, investigation, claim, complaint, or accusation; (b) there is no pending or threatened change in any environmental, zoning or building laws, regulations or ordinances which affect or could affect MEI or any of its properties, equipment, assets or businesses; and (c) there is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitrator or governmental body against or affecting MEI or any of its properties, assets or businesses. There is no litigation, proceeding, investigation, claim, complaint or accusation, formal or informal, or arbitration pending, or any of the aforesaid threatened, or any contingent liability which would give rise to any right of indemnification or similar right on the part of any director or officer of MEI or any such person's heirs, executors or administrators as against MEI.

3.1.8           Compliance with Laws., MEI has at all times been, and presently is, in full compliance with, and has not received notice of any claimed violation of, any applicable federal, state, local, foreign and other laws and regulations. MEI has filed all returns, reports and other documents and furnished rules all information required or requested by any federal, state, local or foreign governmental agency and all such returns, reports, documents and information are true and complete in all respects. All permits, licenses, orders, franchises and approvals of all federal, state, local or foreign governmental or regulatory bodies required of MEI for the conduct of its business have been obtained, no violations are or have been recorded in respect of any such permits, licenses, orders, franchises and approvals, and there is no litigation, proceeding, investigation, arbitration, claim, complaint or accusation, formal or informal, pending or threatened, which may revoke, limit, or question the validity, sufficiency or continuance of any such permit, license, order, franchise or approval. Such permits, licenses, orders, franchises and approvals are valid and sufficient for all activities presently carried on by MEI.

3.1.9           Guaranties. MEI has not guaranteed any dividend, obligation or indebtedness of any Person; nor has any Person guaranteed any dividend, obligation or indebtedness of MEI.

3.1.10         Books and Records. MEI keeps its books, records and accounts (including, without limitation, those kept for financial reporting purposes and for tax purposes) in accordance with good business practice and in sufficient detail to reflect the transactions and dispositions of its assets, liabilities and equities. The minute books of MEI contain records of its shareholders' meetings and of action taken by such shareholders. The meetings shareholders referred to in such minute books were duly called and held, and the resolutions appearing in such minute books were duly adopted. The signatures appearing on all documents contained in such minute books are the true signatures of the persons purporting to have signed the same.

ARTICLE 4
CLOSING AND DELIVERY OF DOCUMENTS

4.1            Closing. The Closing (the "Closing") shall take place remotely at the offices of The Lebrecht Group, APLC, 9900 Research Drive, Irvine, California 92688, no later than the close of business (Pacific Standard Time) on April 7, 2008, or at such other place, date and time as the Parties may agree in writing (the "Closing Date").

4.2            Deliveries by Marani. At the Closing, Marani shall deliver the following:

4.2.1           Marani shall deliver to MEI and the Shareholders:

(a) the Purrell Shares, and the Purrell Warrant, as set forth in Section 1.5;

(b) a certificate of good standing issued by the state of Nevada, dated within ten (10) days prior to the Closing Date, evidencing that Marani is a corporation duly existing under the laws of state of Nevada and has not been dissolved;

(c) an Officers Certificate, executed by the Secretary of Marani, in form and substance reasonably acceptable to MEI;

(d) the corporate documents of Marani as set forth in Section 2.1.10;

(e) written confirmation by Marani's Board of Directors of the approval of this Agreement, the herein described transactions, the appointment of Margrit Eyraud to Marani's Board of Directors, effective at Closing;

(f) written confirmation of the appointment of Margrit Eyraud as Marani's Chairman of the Board, Chief Executive Officer, and President, Ara Zartarian as Marani's Executive Vice President, Chief Operating Officer and Secretary, and Ani Kevorkian as Marani's Executive Vice President, Chief Financial Officer and Treasurer, with all appointments effective at immediately prior to Closing;

(g) a copy of the amended Articles of Incorporation effectuating the items set forth in Section 5.1.1(h), below; a signed copy of the Officer's Lock-Up Agreements between Marani and each of Margrit Eyraud, Ara Zartarian, and Ani Kevorkian;

(h) a fully executed copy of the Purrell Lock-Up Agreement; and

(i) a signed copy of the Agreement of Merger by and between MEI and Merger Sub for filing with the Secretary of State for the State of California.

4.2.2           Marani shall deliver to the Exchange Agent:

(a) The Merger Shares to be issued by the Exchange Agent to the MEI Stockholders upon submission of their executed Letter of Transmittal and accompanying documents.

4.2.3           MEI shall deliver to Marani:

(a) an Officers Certificate, executed by the Secretary of MEI, in form and substance reasonably acceptable to Marani;

(b) written confirmation by MEI's Board of Directors of the approval of this Agreement and the herein described transactions;

(c) a signed copy of the Officer's Lock-Up Agreements from each of Margrit Eyraud, Ara Zartarian, and Ani Kevorkian; and

(d) a signed copy of the Agreement of Merger by and between MEI and Merger Sub for filing with the Secretary of State for the State of California.

ARTICLE 5
CONDITIONS, TERMINATION, AMENDMENT AND WAIVER

5.1           Conditions Precedent. This Agreement, and the transactions contemplated hereby, shall be subject to the following conditions precedent:

5.1.1           The obligation of MEI to consummate the Merger and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by MEI), at or prior to the Closing, of the following conditions, which Marani agrees to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. The representations and warranties contained in Sections 2.1 and 2.2 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; Marani shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Consents. Any required notices or consents to the transactions contemplated by this Agreement shall have been obtained or waived.

(c) Litigation. No suit, action, arbitration or other proceeding or investigation shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit or to obtain material damages or other material relief in connection with this Agreement or the consummation of the Merger or other the transactions contemplated hereby or which is likely to affect materially the value of Marani, other than as set forth in Schedule 2.1.7.

(d) Proceedings and Documentation. All proceedings of Marani in connection with the Merger or other the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be satisfactory in form and substance to MEI and MEI's counsel, and MEI and MEI's counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which MEI is entitled and as may be reasonably requested.

(e) Property Loss. No portion of Marani's assets or properties shall have been destroyed or damaged or taken by condemnation or other similar proceedings under circumstances where the loss thereof will not be substantially reimbursed to Marani through the proceeds of applicable insurance or condemnation award.

(f) Consents and Approvals. All material licenses, permits, consents, approvals, authorizations, qualifications and orders of all governmental or regulatory bodies which are (1) necessary to enable MEI to fully operate the business of Marani as contemplated from and after the Closing shall have been obtained and be in full force and effect, or (2) necessary for the consummation of the transactions contemplated hereby, shall have been obtained.

(g) SEC Filings. Marani shall have filed with the SEC any and all filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 required to be filed prior to the Closing.

(h) Amended Articles. Marani shall have filed amended Articles of Incorporation with the state of Nevada to effectuate the following: (i) a name change for the corporation to "Marani Brands, Inc.," (ii) a 1-for-250 shares reverse stock split, and (iii) increase the authorized common stock of the company to 300,000,000 shares, $0.001 par value.

5.1.2           The obligation of the Marani to deliver the Marani Securities, to consummate the Merger, and to satisfy its other obligations hereunder shall be subject to the fulfillment (or waiver by Marani), at or prior to the Closing, of the following conditions, which MEI and the Shareholders agree to use its best efforts to cause to be fulfilled:

(a) Representations, Performance. If the Closing Date is not the date hereof, the representations and warranties contained in Sections 3.1 and 3.2 hereof shall be true at and as of the date hereof and shall be repeated and shall be true at and as of the Closing Date with the same effect as though made at and as of the Closing Date, except as affected by the transactions contemplated hereby; MEI shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(b) Proceedings and Documentation. All corporate and other proceedings of MEI in connection with the Merger and the other transactions contemplated by this Agreement, and all documents and instruments incident to such corporate proceedings, shall be satisfactory in form and substance to Marani, and their counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Marani is entitled and as may be reasonably requested.

5.2            Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned prior to the Closing Date only by the mutual consent of all of the Parties, unless the Closing has not occurred by April 7, 2008, in which case either Party may terminate this Agreement by written notice to the other Party.

5.3            Waiver and Amendment. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the 18 breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

ARTICLE 6
COVENANTS, INDEMNIFICATION

6.1            To induce MEI to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, Marani covenants and agrees as follows:

6.1.1           Notices and Approvals. Marani and the Merger Sub agree: (a) to give all notices to third parties which may be necessary or deemed desirable by MEI in connection with this Agreement and the consummation of the Merger and the other transactions contemplated hereby; (b) to use its best efforts to obtain all federal and state governmental regulatory agency approvals, consents, permit, authorizations, and orders necessary or deemed desirable by MEI in connection with this Agreement and the consummation of the transaction contemplated hereby; and (c) to use their best efforts to obtain all consents and authorizations of any other third parties necessary or deemed desirable by MEI in connection with this Agreement and the consummation of the transactions contemplated hereby.

6.1.2           Information for MEI's Statements and Applications. Marani and their employees, accountants and attorneys shall cooperate fully with MEI in the preparation of any statements or applications made by MEI to any federal or state governmental regulatory agency in connection with this Agreement and the transactions contemplated hereby and to furnish MEI with all information concerning Marani necessary or deemed desirable by MEI for inclusion in such statements and applications, including, without limitation, all requisite financial statements and schedules.

6.1.3           Access to Information. MEI, together with its appropriate attorneys, agents and representatives, shall be permitted to make the full and complete investigation of Marani and have full access to all of the books and records of Marani during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other. The following information shall not be considered confidential information: (i) information that is wholly and independently developed by the party receiving the information without the use of the confidential information; (ii) information that is or has become generally available to the public without breach of this Agreement by the receiving Party; (iii) information that at the time of disclosure to the receiving party, was known to such Party free of restriction and evidenced by documentation in the receiving party's possession; (iv) information that is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or (v) information that is disclosed in response to a valid order of a court or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that the receiving party shall first notify the disclosing party in writing of the order and permit the disclosing party to seek an appropriate protective order.

6.2            To induce Marani to enter into this Agreement and to consummate the transactions contemplated hereby, and without limiting any covenant, agreement, representation or warranty made, MEI covenants and agrees as follows:

6.2.1           Access to Information. Marani, together with their appropriate attorneys, agents and representatives, shall be permitted to make a full and complete investigation of MEI and have full access to all of the books and records of the other during reasonable business hours. Notwithstanding the foregoing, such parties shall treat all such information as confidential and shall not disclose such information without the prior consent of the other. The following information shall not be considered confidential information: (i) information that is wholly and independently developed by the party receiving the information without the use of the confidential information; (ii) information that is or has become generally available to the public without breach of this Agreement by the receiving Party; (iii) information that at the time of disclosure to the receiving party, was known to such Party free of restriction and evidenced by documentation in the receiving party's possession; (iv) information that is approved for release by written authorization of the disclosing party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; or (v) information that is disclosed in response to a valid order of a court or other governmental body in the United States or any political subdivision thereof, but only to the extent of and for the purposes of such order; provided, however, that the receiving party shall first notify the disclosing party in writing of the order and permit the disclosing party to seek an appropriate protective order.

6.3            Indemnification.

6.3.1           Indemnity of Marani. MEI agrees to indemnify, defend and hold Marani harmless from and against any and all Losses (as hereinafter defined) arising out of or resulting from the breach by MEI of any representation, warranty, covenant or agreement of MEI contained in this Agreement or the schedules and exhibits hereto. For purposes of Section 6.3, the term "Losses" shall mean all damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) of every kind, nature or description, it being the intent of the Parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred. Notwithstanding the foregoing provisions of this section, no claim for indemnification shall be made by Marani under this Section unless and until the aggregate amount of all Losses of Marani in respect thereof shall exceed $5,000.

6.3.2           Indemnity of MEI. Marani and Merger Sub, jointly and severally, hereby agree to indemnify, defend and hold MEI harmless from and against any and all Losses arising out of or resulting from the breach by Marani or Merger Sub of any representation, warranty, agreement or covenant contained in this Agreement or the exhibits and schedules hereto, including, without limitation, the failure to disclose any liabilities or material contracts or agreements pursuant to Section 2.1.11. Notwithstanding the foregoing provisions of this Section, no claim for indemnification shall be made by MEI under this Section unless and until the aggregate amount of all Losses of MEI and/or the Shareholders in respect thereof shall exceed $5,000.

6.3.3       Indemnification of Exchange Agent.

(a) Marani, MEI and Merger Sub (for the purposes of this Section 6.3.3, the "Indemnitors") agree to indemnify the Exchange Agent and its partners, officers, directors, employees and agents (collectively, the "Indemnitees") against, and hold them harmless of and from, any and all Losses, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to the Exchange Agent's service in such capacity, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees.

(b) If the indemnification provided for in Section 6.3.3(a) is applicable, but for any reason is held to be unavailable, except due to the willful misconduct of gross negligence of the Indemnitees, the Indemnitors shall jointly and severally contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all Losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of the Indemnitors.

6.3.4           Indemnification Procedure.

(a) An indemnified party shall notify the indemnifying party of any claim of such indemnified party for indemnification under this Agreement within thirty days of the date on which such indemnified party or an executive officer of such indemnified party first obtains actual (not constructive) knowledge of the existence of such claim. Such notice shall specify the nature of such claim in reasonable detail and the indemnifying party shall be given reasonable access to any documents or properties within the control of the indemnified party as may be useful in the investigation of the basis for such claim. The failure to so notify the indemnifying party within such thirty-day period shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any additional loss that occurred as a result of the failure of such person to give such notice.

In the event any indemnified party is entitled to indemnification hereunder based upon a claim asserted by a third party (including a claim arising from an assertion or potential assertion of a claim for Taxes), the indemnifying party shall be given prompt notice thereof, in reasonable detail. The failure to so notify the indemnifying party shall not constitute a waiver of such claim but an indemnified party shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of such person to give such notice. The indemnifying party shall have the right (without prejudice to the right of any indemnified party to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing (provided that such legal counsel is reasonably acceptable to the Indemnifying Party) if it gives written notice of its intention to do so not later than twenty days following notice thereof by the indemnifying party or such shorter time period as required so that the interests of the indemnified party would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an indemnifying party and an indemnified party and the indemnified party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the indemnified party, the indemnified party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the sole cost and expense of the indemnifying party. If the indemnifying party does not so choose to defend or prosecute any such claim asserted by a third party for which any indemnified party would be entitled to indemnification hereunder, then the indemnified party shall be entitled to recover from the indemnifying party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the indemnified party shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld).

(b) The indemnifying party and the indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The indemnified party shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.3, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this paragraph (b).

(c) The foregoing indemnification provision is in addition to, and not derogation of any statutory, equitable or common law remedy any party may have for breach of representation, warranty, covenant or agreement. This Section 6.3 survives Closing.

ARTICLE 7
GENERAL

7.1            Expenses. Except as otherwise specifically provided for herein, whether or not the transactions contemplated hereby are consummated, each of the Parties hereto shall bear the cost of all fees and expenses relating to or arising from its compliance with the various provisions of this Agreement and such Party's covenants to be performed hereunder, and except as otherwise specifically provided for herein, each of the Parties hereto agrees to pay all of its own expenses (including, without limitation, attorneys and accountants' fees and expenses and printing expenses) incurred in connection with this Agreement, the transactions contemplated hereby, the negotiations leading to the same and the preparations made for carrying the same into effect, and all such fees and expenses of the Parties hereto shall be paid prior to Closing.

7.2            Notices  Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the. Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be delivered by facsimile or overnight courier to the following addresses:

To Marani:

Marani Brands, Inc.
c/o 9900 Research Dr.
Irvine, CA 92627
Facsimile No.: (949) 635-1240
Attn: Adele Ruger, President

To Merger Sub:

FFBI Merger Sub, Inc.
c/o 9900 Research Dr.
Irvine, CA 92627
Facsimile No.: (949) 635-1240
Attn: Adele Ruger, President

To MEI:
Margrit Enterprises International, Inc. 13152 Raymer Street, Suite 1A
North Hollywood, CA 91605
Facsimile No.:
Attn: Margrit Eyraud, Chairman and Chief Executive Officer

with a copy to:

The Lebrecht Group, APLC
9900 Research Dr.
Irvine, CA 92627
Facsimile No.: (949) 635-1240
Attn: Brian A. Lebrecht, Esq.

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. Notice shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

7.3            Entire Agreement. This Agreement, together with the schedules and exhibits hereto, sets forth the entire agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings (whether written or oral) related to the subject matter hereof. No understanding, promise, inducement, statement of intention, representation, warranty, covenant or condition, written or oral, express or implied, whether by statute or otherwise, has been made by any Party hereto which is not embodied in this Agreement, or exhibits hereto or the written certificates, or other documents delivered pursuant hereto, and no Party hereto shall be bound by or liable for any alleged understanding, promise, inducement, statement, representation, warranty, covenant or condition not so set forth.

7.4            Survival of Representations. All statements of fact (including financial statements) contained in the schedules, the exhibits, the certificates or any other instrument delivered by or on behalf of the Parties hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the respective Party hereunder. All representations, warranties, agreements, and covenants hereunder shall survive the Closing and remain effective for a period of twenty four (24) months thereafter regardless of any investigation or audit at any time made by or on behalf of the Parties or of any information a Party may have in respect thereto. Consummation of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy possessed by any Party hereto, notwithstanding that such Party knew or should have known at the time of Closing that such right or remedy existed.

7.5            Remedies Cumulative. No remedy herein conferred upon any Party  is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.6            Execution of Additional Documents. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required or reasonably requested by any other Party hereto in order to effectuate the purposes of this Agreement and to consummate the Merger and the other transactions contemplated hereby.

7.7            Finders' and Related Fees. Each of the Parties hereto is responsible for, and shall indemnify the other against, any claim by any third party to a fee, commission, bonus or other remuneration arising by reason of any services alleged to have been rendered to or at the instance of said Party to this Agreement with respect to this Agreement or to any of the transactions contemplated hereby.

7.8            Governing Law. This Agreement has been negotiated and executed in the State of California and shall be governed by, construed and enforced in accordance with the laws of said state, without regard to its conflict of laws principles which could result in the application of the laws of another jurisdiction.

7.9            Forum. All Parties agree that if any action is brought by a Party then all Parties agree that such action or suit may only be brought in a federal or state court in Los Angeles, California.

7.10          Attorneys' Fees. Except as otherwise provided expressly herein, if a dispute should arise between the Parties including, but not limited to, arbitration, the prevailing Party shall be reimbursed by the nonprevailing Party for all reasonable costs and expenses incurred in resolving such dispute, including, without limitation, reasonable attorneys' fees exclusive of such amount of attorneys' fees and expenses as shall be a premium for result or for risk of loss under a contingency fee arrangement.

7.11          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

7.12          Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties.

7.13          Section Headings. Section and Article headings are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

7.14          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

7.15          Representation. The Parties acknowledge that The Lebrecht Group, APLC represents MEI in connection with the negotiation and drafting of this Agreement. The Lebrecht Group, APLC has not represented Marani in connection with the negotiation and drafting of this Agreement.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written hereinabove.

"Marani"	"MEI"

Marani Brands, Inc. a Nevada corporation	Margrit Enterprises International, Inc. a California corporation

s/s Adele Ruger	s/s Margrit Eyraud
By: Adele Ruger	By: Margrit Eyraud
Its: President	Its: Chairman and Chief Executive Officer

"Merger Sub"

FFBI Merger Sub, Inc. a California corporation

s/sAdele Ruger
By: Adele Ruger
Its: President